EXHIBIT 99.6




                          MANAGEMENT RIGHTS LETTER

March 19, 2004

New Mountain Partners, L.P.
712 Fifth Avenue
New York, New York  10019

Dear Sirs:

This letter will confirm our agreement that, in connection with your investment in National Medical Health Card Systems, Inc., a Delaware corporation (the "Company"), pursuant to the Amended and Restated Preferred Stock Purchase Agreement, dated as of November 26, 2003, by and among New Mountain Partners, L.P., a Delaware limited partnership ("Investor"), the Company, and such other parties who may be signatories thereto from time to time (as such agreement may be amended from time to time, the "Preferred Stock Purchase Agreement"), the Investor will be entitled to the following contractual management rights relating to the Company (collectively, the "Management Rights"). Any capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Preferred Stock Purchase Agreement.

1. Investor shall be entitled to routinely consult with and advise management of the Company with respect to operations of the Company and its direct and indirect subsidiaries, including all the Company's business and financial matters and management's proposed annual operating plans, and management will, upon Investor's request, meet with representatives of Investor (the "Representatives") at reasonable intervals at the Company's facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company shall give Investor reasonable advance written notice of any significant new initiatives or material changes to existing operating plans of the Company and its direct and indirect subsidiaries and shall afford Investor adequate time to meet with management to consult on such initiatives or changes prior to implementation. The Company agrees to give due consideration to the advice given and any proposals made by Investor.

2. Investor may, upon notice during normal business hours, inspect all documents, contracts, books, records, personnel, offices and other facilities and properties of the Company and its direct and indirect subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants, including the accountants' work papers, and Investor may make such copies and inspections thereof as Investor may reasonably request. The Company shall furnish Investor with such financial and operating data and other information with respect to the business and properties of the Company and its direct and indirect subsidiaries as the Investor may reasonably request. The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company and its direct and indirect subsidiaries with the principal officers of the Company and to make proposals and furnish advice with respect thereto to such persons.

3. At any time during which Investor does not have a right pursuant to the certificate of designations setting forth the designation, powers and preferences of the Company's Series A Convertible Preferred Stock to designate at least one member to the Company's board of directors (the "Board"), the Company shall, after receiving notice from Investor as to the identity of such person (a "Board Observer"), (i) permit a Board Observer to attend all meetings of the Board and all committees thereof as a non-voting observer; (ii) provide the Board Observer advance notice of each such meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board (or such committee thereof);
     (iii) provide the Board Observer with copies of all materials, including notices, minutes and consents, distributed to the members of the Board (or such committee thereof) at the same time as such materials are distributed to such Board (or such committee thereof) and permit the Board Observer to have the same access to information concerning the business and operations of the Company and its direct and indirect subsidiaries as is provided to the members of the Board; and (iv) permit the Board Observer to discuss the affairs, finances and accounts of the Company and its direct and indirect subsidiaries with, and to make proposals and furnish advice with respect thereto to, the Board, without voting, and the Board and the Company's officers shall give due consideration to such proposals or advice; provided, however that the Board Observer may be excluded from access to any materials or attendance at any meeting or portion thereof or upon advice of counsel (which may be the Company's general counsel) that such exclusion is reasonably necessary to preserve the attorney-client privilege or to comply with applicable law. Reasonable documented costs and expenses incurred by the Board Observer for the purposes of attending Board (or committee) meetings and conducting other Company business will be paid by the Company.

4.   The Company shall deliver to Investor:

     (a) for so long as the Company or any direct or indirect subsidiary is required by law or pursuant to the terms of any outstanding indebtedness of the Company or any direct or indirect subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, prepared by the Company or any direct or indirect subsidiary as soon as available; and

     (b) in the event that the Company is no longer required by law or pursuant to the terms of any outstanding indebtedness to prepare annual reports, quarterly reports or other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended:

          (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its direct and indirect subsidiaries as of the end of such period then ended, and consolidated statements of income and cash flows of the Company and its direct and indirect subsidiaries for the period then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein and subject to the absence of footnotes and to year-end adjustments; and

          (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its direct and indirect subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its direct and indirect subsidiaries for the year then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor's report thereon of a firm of established national reputation.

     The Investor's rights described herein shall terminate and be of no further force or effect upon the Investor ceasing to be the holder of at least one percent (1%) of shares of Common Stock (as defined in the Purchase Agreement) issued and/or issuable upon the conversion of the Preferred Stock (as defined in the Purchase Agreement); provided, however, that the Investor's rights shall not terminate by reason of this paragraph in the event that the Investor notifies the Company, in writing, that it has made a good faith determination that it is necessary for the Investor to continue to have the rights described herein in order to maintain Investor's status as a "venture capital operating company" for purposes of the Department of Labor's "plan assets" regulations (but without regard for whether there are other actions that could be taken to maintain such status).

     Investor hereby agrees, and any Representative that Investors may appoint will agree, to hold in confidence and trust and not use or disclose any non-public information ("Confidential Information"), in whatever form or format and however it may be embodied, concerning the Company that is furnished, made available, or otherwise disclosed to Investor by or on behalf of the Company, orally or in writing, in connection with any of Investor's rights under this letter agreement, unless otherwise required by law or unless such confidential information otherwise becomes publicly available or available to it other than through this letter agreement. Any Representative or other officer, partner, employee or agent of Investor that will have access to the Company's information shall be advised of these confidentiality restrictions before receiving any Confidential Information concerning the Company.

     The rights set forth in this letter agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying Investor's interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

                                  Very truly yours,

                                  NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

                                  By: /s/ James J. Bigl
                                     ----------------------------------------
                                     James J. Bigl
                                     Chief Executive Officer
AGREED AND ACCEPTED THIS
19th day of March, 2004

NEW MOUNTAIN PARTNERS, L.P.

By:  New Mountain Investments, L.P.,
     its general partner

     By:  New Mountain GP, LLC,
          its general partner

     By:  /s/ Steven B. Klinsky
          --------------------------------
          Steven B. Klinsky
          Chief Executive Officer